Exhibit 99.1

Daxor Announces the Promotions of Stephen Feldschuh to Chief Operating Officer and David Frankel to Chief Financial Officer

New York, NY - December 21, 2006 - Daxor Corporation (AMEX:DXR), a medical instrumentation and biotechnology company, today announced the promotions of Stephen Feldschuh to Chief Operating Officer (COO) and David Frankel to Chief Financial Officer (CFO).  Stephen Feldschuh was the CFO and VP of Operations and will assume the newly created position of COO.  Stephen worked for Daxor from 1992 to 1997 in various roles in operations.  He left the Company to earn his MBA in Finance.  He worked for two public companies before returning to Daxor in 2001.  In 2003 he was promoted to CFO and VP of Operations. Stephen has been responsible for a major change in the organization and the structure of the Company with respect to significant improvements to the BVA-100 distribution, manufacturing and product development. In his new position, Stephen will be focusing on the macro view and driving to achieve the long range goals for Daxor.

Mr. Feldschuh will relinquish his title of CFO which will be filled by David Frankel who was previously the Company’s Treasurer.  David joined the Company in November 2005, and has been instrumental in restructuring the financial reporting, accounting systems, and laying the ground work for Sarbanes-Oxley 404 compliance.  David earned his undergraduate degree from Hofstra University and has been a CPA since 1985.  In addition to his public accounting experience, David has held various positions in the financial consulting and staffing industries.  In his promoted role of CFO, David will be completing his work on the 404 compliance as well as budgeting, forecasting and expanding the financial analysis for Senior Management and the Board of Directors.

Dr. Joseph Feldschuh, Daxor’s President and CEO said “I am very pleased with the work of both these individuals and look forward to the improvements they will bring in their new capacities.”

Daxor Corporation manufactures and markets the BVA-100, a semi-automated Blood Volume Analyzer. The BVA-100 is used in conjunction with Volumex, Daxor’s single use diagnostic kit.

For more information regarding Daxor Corporation’s Blood Volume Analyzer BVA-100, visit Daxor’s website www.Daxor.com.

Contact Information:  Stephen Feldschuh, 212-330-8515 (Chief Operating Officer) stephen@daxor.com or Diane Meegan, 212-330-8512 (Investor Relations) dmeegan@daxor.com.